Exhibit 10.03

Letter of engagement between Lode-Star Mining, Inc. (“You”) whose registered address is: 13529 Skinner Road, Suite N, Cypress, Texas 77429 and Arcterix SARL (“Arcterix”, “we” or “us”) whose registered address is 60, rue François 1er, 75008 Paris, France On or about the date hereof, Lode-Star Mining, Inc. will change its name to FinTrade Sherpa, Inc.

1	Introduction

1.1	The background to our engagement in this matter by You is as follows: You have engaged Arcterix to develop an advanced AI powered financial research platform that will revolutionize how financial analysis and research reports are generated.

1.2	This Letter of Engagement and the appended Terms of Business (together the “Terms of Engagement”) set out the basis on which Arcterix will provide its services to You. Your continued communication with Arcterix will be taken to indicate your acceptance of these Terms of Engagement, but for the sake of good order please sign it in the space provided for below and return a copy for our records.

2	Services

2.1	You have engaged Arcterix to provide the following Services:

2.1.1	Delivery of an advanced AI-powered financial research platform. The complete scope of work can be found in the signed proposal in Annex A.

2.1.2	Delivery of websites for FinTrade Sherpa and Alpha Optimus (the initial product offering)

2.2	We would be pleased to discuss the provision of additional services to You beyond the scope of work as laid out in the proposal in Annex A. However, unless we expressly agree in writing to provide additional services, please be advised that the terms of Engagement only relate to the Services set out above (and in Annex A).

2.3	Should we provide services beyond the scope of those set out in paragraph 2.1 above, our prevailing Terms of Business, rates and policies shall automatically apply in the absence of prior written agreement to the contrary.

3	Primary Responsibility

3.1	Oliver Willett (oliver@arcterix.ai) and Tarka L’Herpinière (Tarka@arcterix.ai) are your points of contact for any queries relating to this engagement and provision of the Services. We will endeavour to avoid changing the personnel responsible for providing you with the Services but reserve the right to do so should the need arise.

3.2	We will inform you whenever is necessary and provide you with the necessary contact details.

4	Fees and Expenses

4.1	Our fees for this engagement are outlined in the table below:

Payment	Amount	Due Date
Full payment	$123,000.00	Within 5 days after the receipt by Lode-Star Mining, Inc. of proceeds from an equity financing of Lode-Star Mining, Inc. from which Lode-Star Mining, Inc. receives aggregate gross proceeds of not less than $200,000.

4.2	The fees and expenses referred to in this Letter of Engagement are exclusive of TVA, which will be payable at the prevailing rate if applicable.

4.3	Where any withholding or deduction of tax is required by law, the amount of the payment due shall be increased to an amount which (after making the relevant withholding or deduction) leaves an amount equal to the payment which would have been due if no such withholding or deduction had been required.

4.4	Arcterix reserves the right to increase its fees on a case-by-case basis with your prior written agreement.

5	Duration

5.1	The engagement will commence on the date of this Letter of Engagement and will continue until completion of the delivery of the Services, or our relationship is terminated in accordance with the Terms and Conditions attached.

6	Prevailing Terms

6.1	In the event of conflict between the Letter of Engagement and the Terms and Conditions, the Letter of Engagement shall apply.

If you have any questions regarding this Letter of Engagement, please do not hesitate to contact me.

Yours sincerely,

/s/ Oliver Willett
Name: Oliver Willett
For and on behalf of Arcterix SARL

We agree to the Terms of Engagement

/s/ Mark Walmesley
Name: Mark Walmesley
For and on behalf of Lode-Star Mining, Inc.

Annex A to Arcterix SARL’s Engagement with Lode-Star Mining, Inc.

Terms and Conditions

Effective Date:	February 13, 2025

These Terms and Conditions (“Agreement”) govern the provision of services from Arcterix (“Provider”) to Lode-Star Mining, Inc., a Nevada corporation (“Client”), as part of the development, deployment, and maintenance of an AI solution (“Solution”). On or about the date hereof, Lode-Star Mining, Inc. will change its name to FinTrade Sherpa, Inc.

1. General Overview

1.1 Service Description: Provider agrees to develop and provide a comprehensive AI solution that will allow the Client to provide real-time analysis across multiple asset classes and deliver actionable insights through automated, customizable research reports.

1.2 Integration: The Solution may leverage open-source models and proprietary technologies.

2. Confidentiality

2.1 Definition of Confidential Information: Confidential Information shall include any business, technical, or product information disclosed by either party, either directly or indirectly, in writing, orally, or by inspection of tangible objects.

2.2 Obligations: Both parties agree to maintain the confidentiality of such information and to use it solely for purposes consistent with the engagement. Disclosure of Confidential Information to third parties is prohibited without prior written consent, except as required by law.

3. Intellectual Property Rights

3.1 Generated Content and Custom Developments: The Client will own all rights, titles, and interests, including all intellectual property rights, to the Solution and any output, evaluations, rankings, derivative works or other content (“Generated Content”) derived from use of the Solution. Additionally, the Provider asserts that they will not claim any intellectual property rights in any technologies or tools the Client may develop independently that interoperate with or augment the Solution.

3.2 Models: The underlying models, including any standards applied, enhancements, and updates provided by Provider during the term of this Agreement, remain the property of Provider and/or third-party proprietary and/or open source licensors. The Client acknowledges that this Agreement does not confer any ownership rights in the underlying models.

4. Maintenance and Support

4.1 Ongoing Support: Provider shall provide maintenance and technical support services to ensure continued Solution operation, which shall include regular updates, error corrections, and feature enhancements.

5. Term and Termination

5.1 Term: This Agreement shall commence on the Effective Date and remain in effect until terminated by either party as specified here.

5.2 Term and Termination: a) This Agreement shall have an initial term of twelve (12) months from the Effective Date. b) The Agreement will automatically renew for subsequent twelve (12) month periods unless either party provides written notice of non-renewal at least thirty (30) days prior to the end of the current term. c) Either party may terminate this Agreement immediately upon written notice if the other party breaches any material term of this Agreement and fails to cure such breach within thirty (30) days after receiving written notice of the breach.

6. Liability and Indemnification

6.1 Limitation of Liability: Neither party shall be liable for any indirect, incidental, or consequential damages arising from the use or inability to use the Solution, even if advised of the possibility of such damages.

6.2 Indemnification: Each party agrees to indemnify and hold harmless the other party against all claims and damages arising out of a breach of these Terms and Conditions or any applicable laws.

7. Miscellaneous

7.1 Governing Law: This Agreement shall be governed by and construed in accordance with the laws of France.

7.2 Entire Agreement: This document represents the entire Agreement between the parties regarding the subject matter and supersedes all prior agreements or understandings.

7.3 Amendments: Any modifications to this Agreement must be made in writing and signed by authorized representatives of both parties.

By engaging with the Provider’s services, the Client acknowledges receipt and acceptance of these Terms and Conditions.